FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Bank 21 Scarsdale Road Yonkers, NY 10707	James J. Landy Executive Chairman (914) 771-3230
Stephen R. Brown President & Chief Executive Officer (914) 771-3212

In Memoriam
William E. Griffin, Founder and Former Chairman
of Hudson Valley Bank

YONKERS, N.Y. September 7, 2012 – The Directors, Management and staff of Hudson Valley Bank mourn the loss of William E. Griffin, a founder of the Bank and the longest serving Chairman of the Board, who passed away September 1, 2012.

Mr. Griffin retired as Chairman in May, 2012, after 22 years but stayed on as an active member of the Board. “He was a remarkable man and an extraordinary leader, who guided the bank’s impressive growth and success over the past 40 years,” said James J. Landy, the former President and Chief Executive Officer, who succeeded Mr. Griffin as Chairman. “He leaves an indelible legacy and will be missed by the entire Hudson Valley family and the community.”

A building at Hudson Valley headquarters in Yonkers was named the “Griffin Pavilion” in his honor following his retirement as Chairman in the Spring.

His obituary can be viewed at: http://www.legacy.com/obituaries/lohud/obituary.aspx?n=william-e-griffin&pid=159633896#fbLoggedOut

An attorney, founder and president of the successful law firm, Griffin, Coogan, Blose and Sulzer in Bronxville, Mr. Griffin was one of 10 local businessmen who founded Hudson Valley Bank in Yonkers in 1972. “Through his vision, inspiration and hands-on leadership, he was truly the backbone of the bank as it grew from merely an idea to a major financial institution,” said Stephen R. Brown, current President and Chief Executive Officer. “As a result, we are well poised to build on the solid foundation he created, while looking ahead to assure the continued success of the bank he founded.”

Under Mr. Griffin’s Chairmanship starting in 1990, Hudson Valley grew from an approximately $400 million company with 10 branches to a more than $2.8 billion company. The bank today has 36 branches and has expanded its reach from its Yonkers roots throughout Westchester, Rockland, New York City and Connecticut.

“He was an astute and singular leader, who never wavered from the bank’s founding principles of providing quality products and service for local businesses and individuals in the communities we serve,” Mr. Landy said. “He provided counsel, direction and motivation to create a bank responsive to the needs of the local community.”

“Bill also believed in giving back to the community,” Mr. Landy noted, “and he was well and widely known, respected and admired for his professional, civic and philanthropic contributions, which were many. He derived great satisfaction from his charitable work, including founding the Hudson Valley National Foundation, the bank’s charitable foundation; and his work with the Thomas and Agnes Carvel Foundation, as well as numerous other community groups and organizations serving the less fortunate and those in need.”

“We are thankful to Bill for his sage leadership, extraordinary commitment, incomparable devotion, and invaluable years of service to the Bank and to our community. We extend our sincerest condolences to his family and to the many, many people and communities he impacted in a very positive way.”

#

About Hudson Valley Bank: Hudson Valley Bank is a Westchester based Bank with more than $2.8 billion in assets serving the metropolitan area with 36 branches located in Westchester, Rockland, the Bronx, Manhattan and Brooklyn in New York and Fairfield County and New Haven County in Connecticut. Hudson Valley specializes in providing a full range of financial services to businesses, professional service firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp. is the parent company of Hudson Valley Bank and its common stock is traded on the NYSE under the ticker symbol “HVB” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web site at www.hudsonvalleybank.com.